Exhibit 10.2

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

SUBSCRIPTION AGREEMENT

By and between

Abivax S.A.

as Issuer

and

Kreos Capital VII (UK) Limited

Kreos Capital VII Aggregator SCSp

Claret European Specialty Lending Company III, S.à r.l.

Claret European Growth Capital Fund III SCSp

As Subscribers

20 August 2023

Table of contents

1.	Definitions and interpretation	5
2.	Amortized Bonds and OCABSA Issue	9
3.	Conditions Precedent	10
4.	Commitments	14
5.	Representations and warranties	17
6.	Remedies and waivers	20
7.	Severability	20
8.	Notices	20
9.	Fees and expenses	22
10.	Public Announcement	25
11.	Law and jurisdiction	25
12.	Electronic Signature	25
List of Appendixes		27
List of Schedules		30

Subscription agreement

This subscription agreement (hereinafter referred to as the “Subscription Agreement”) is entered into on 20 August 2023, by and between:

1.

Abivax S.A., a limited company (société anonyme) incorporated under the laws of France having its registered office at 7, boulevard Haussmann – 75009 Paris, France, registered under single identification number 799 363 718 RCS Paris, and listed on the Paris stock exchange (Euronext Paris) under ISIN code FR0012333284, represented by Mr. Marc de Garidel, in his capacity as chief executive officer (Directeur Général);

(hereinafter referred to as the “Issuer” or the “Company”)

ON THE FIRST PART

AND

2.

Kreos Capital VII (UK) Limited, a private limited company incorporated under the laws of England, having its registered office at 5th Floor, 25-28 Old Burlington Street, London W1S 3AN, United Kingdom, registered under identification number 13611522, represented by Mr Aris Constantinides, duly authorised for the purposes hereof,

3.

Claret European Specialty Lending Company III, S.à r.l. a limited company (société à responsabilité limitée) incorporated under the laws of Luxembourg, having its registered office at 412F, route d’Esch, L471 Luxembourg, registered under identification number B246159, represented by Mr. David Moscato and Mr. Riccardo Zorzetto, duly authorised for the purposes hereof,

(hereinafter referred to as the “Amortized Bonds Subscribers”)

4.

Kreos Capital VII (UK) Limited, a private limited company incorporated under the laws of England, having its registered office at 5th Floor, 25-28 Old Burlington Street, London W1S 3AN, United Kingdom, registered under identification number 13611522, represented by Mr Aris Constantinides, duly authorised for the purposes hereof,

5.

Claret European Growth Capital Fund III SCSp, a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 412F, Route d’Esch—L—1471 Luxembourg, registered under identification number B245583, represented by Mr. David Moscato and Mr. Riccardo Zorzetto, duly authorised for the purposes hereof

(hereinafter referred to as the “OCABSA Subscribers”)

6.

Kreos Capital VII Aggregator SCSp, a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 1, Boulevard de la Foire L—1528 Luxembourg, registered under identification number B264706, represented by Mr. Mark Collins, duly authorised for the purposes hereof,

7.

Claret European Growth Capital Fund III SCSp, a partnership (société en commandite spéciale) incorporated under the laws of Luxembourg, having its registered office at 412F, Route d’Esch—L—1471 Luxembourg, registered under identification number B245583, represented by Mr. David Moscato and Mr. Riccardo Zorzetto, duly authorised for the purposes hereof,

(hereinafter referred to as the “Warrants Subscribers”)

(Amortized Bonds Subscribers, OCABSA Subscribers and Warrants Subscribers being hereinafter referred to as the “Subscribers”)

ON THE SECOND PART

The Issuer and Subscribers being hereinafter referred to individually as a “Party” and collectively as the “Parties”.

Whereas

(A)	The Subscribers are growth debt providers, the business of which consists in making investments in high technology and life science companies throughout Europe.

(B)

The Issuer is a French société anonyme created in December 2013 focused on developing therapeutics that modulate the immune system to treat patients with chronic inflammatory diseases. Since June 2015, the Issuer has been listed on the Paris stock exchange (Euronext Paris).

(C)

On 5 June 2023, the Issuers’ general meeting (the “General Meeting”) empowered, through its 16th resolution, the Issuer’s board of directors to issue securities (including warrants and convertible bonds) giving access to the Issuer’s capital and to determine their exercise price, and to cancel shareholders’ preferred subscription rights for shares that may be issued pursuant to such authorization to the benefit, amongst others, to French or foreign individuals, legal entities, including companies, trusts or investment funds or other investment vehicles of any kind, investing, as a main activity, or having invested more than €1 million during the 24 months preceding the considered capital increase (a) in the pharmaceutical sector; and/or (b) in a growth stock listed on a regulated market or a multilateral negotiation system (type Euronext Growth) considered as “community small and medium-sized companies” in the meaning of annex I to the Regulation (CE) No. 651/2014 of the European Commission of 17 June 2014

(D)

In accordance with the terms of a term sheet dated 26 and 27 July 2023 between the Issuer and the Subscribers (the “Term Sheet”) and in order to finance the development of the Issuer’s business in general, the Subscribers have agreed to make available to the Issuer an amount of EUR 75,000,000 in principal in the form of bonds and convertible bonds, which may be extended to EUR 100,000,000 in principal including the Non-Committed Tranche as the case may be.

(E)

In accordance with the terms of a term sheet, of 20 March 2023, which has now permanently lapsed, the Issuer paid to Kreos Capital an amount of EUR 50,000.00 (the “Deposit”) to cover costs, fees and expenses in relation to the Issue Documents including, without limitation, costs of due diligence and fees of lawyers, valuers and consultants. Any surplus shall be promptly returned to the Issuer. Such amount has not been repaid and is therefore hereby reallocated to the Deposit. Accordingly, no further payment is required in this respect from the Issuer to the Subscribers.

(F)	The Parties have met to determine the terms and conditions of the transaction contemplated by the Term Sheet, which is the subject hereof.

NOW, THEREFORE, IT HAS BEEN AGREED AS FOLLOWS:

1.	Definitions and interpretation

1.1	In this Subscription Agreement, unless the context otherwise specifically provides, the following expressions shall have the following meanings:

Former Kreos Financing	means the venture loan agreement entered into on 24 July 2018 between the Issuer, Kreos V (UK) and Kreos Capital V (Expert Fund) L.P. and the related issue documents, as amended under amending agreements of 31 January 2019, and the subscription agreement entered into on 12 October 2020 between the Issuer and Kreos V (UK) and the related issue documents;

Actual Return	shall have the meaning set forth under section 9.3;

Amortized Bonds	means the non-convertible bonds (obligations within the meaning assigned in article L. 213-5 of the French Monetary and Financial Code) to be issued by the Issuer under the Amortized Bonds Issue Agreements;

Amortized Bonds Issue Agreement(s)	means (i) individually the Tranche B Amortized Bonds Issue Agreement or the Tranche C Amortized Bonds Issue Agreement and (ii) collectively the Tranche B Amortized Bonds Issue Agreement and the Tranche C Amortized Bonds Issue Agreement;

Business Day	means a day (excepting Saturdays and Sundays) on which banks operate in Paris;

Cash Carve-Out	shall have the meaning set forth under section 4.1.7 (iii);

Change of Control	shall have the meaning set forth in the Amortized Bonds Issue Agreements and the OCABSA Issue Agreement;

Deadline	shall have the meaning set forth under section 3.1;

Debt to Market Capitalisation Ratio	means, with respect to Issuer, as of any date of determination, the ratio of (a) the Indebtedness of the Issuer, including the total amounts due in principal under this Agreement (and including the relevant requested drawdown), but excluding the OCEANE and the OC Heights to (b) the Market Capitalization for the Issuer as of such date;

Drawdown Notice	shall have the meaning set forth in the Amortized Bonds Issue Agreements and the OCABSA Issue Agreement;

Event of Default	shall have the meaning set forth in the Amortized Bonds Issue Agreements and the OCABSA Issue Agreement;

Final Redemption Date	means the date on which all amounts due under the Issue Documents shall be unconditionally and irrevocably paid and discharged in full;

Heights Financing Documents	means the documents governing (i) the 654,621 unsecured bonds convertible into new shares and/or exchangeable for existing shares (obligations convertibles échangeables en actions nouvelles ou existantes - OCEANE) issued by the Issuer on 30 July 2021 in an aggregate principal amount of EUR 25,000,000.00, (i) the convertible bonds in an aggregate amount up to EUR 75,000,000 to be issued under the agreement entered into between the issuer and Heights Capital Management parallel to the Subscription Agreement, and (iii) any further financing to be made available to the Issuer by Heights Capital Management;

Holder	means the Subscribers and any subsequent Person(s) entered in any of the securities registers which the Issuer is required to maintain under the Amortized Bonds Issue Agreements, the OCABSA Issue Agreement or the Warrant Issue Agreements;

Indebtedness	means any outstanding principal amount to be repaid pursuant to one or more credit facility agreements or the issue of bonds, notes, debentures, loan stock or any similar instrument, it being understood that any amount calculated under this definition may only be counted once, even if an item may qualify under various paragraphs.

Intellectual Property	means all subsisting intellectual property rights owned by the Issuer in any part of the world including patents and rights of a similar nature, applications for patents and such rights, divisions, prolongations, renewals, extensions, supplementary protection certificates and continuations of such applications for patents, registered and unregistered trademarks or trade names, registered and unregistered service marks, registered and unregistered designs, utility models (in each case for their full period and all extensions and renewals of them), applications for any of them and the right to apply for any of them in any part of the world, inventions, processes, software, formulae, technology (whether patentable or not) data, specifications, business or trade secrets, technical information, confidential information, know-how, business names, brand names, domain names, database rights, copyright and rights in the nature of database rights and copyright, design rights, and any uniform resource identifier and any similar rights existing in any country and all other rights in any of them owned by the Issuer, including without limitation the intellectual property specified on Schedule 1;

Intercreditor Agreement	shall have the meaning set forth under section 3.1;

Issue Documents	means this Subscription Agreement, the Amortized Bonds Issue Agreements, the OCABSA Issue Agreement, the Warrants Issue Agreements, the Put Option Agreements, the Intercreditor Agreement, each of the Security Documents, any document executed pursuant to any such document and any other document designated as such by the Issuer and the Subscribers;

Issue	means the issue of the Amortized Bonds and OCABSA carried out under this Subscription Agreement and in accordance with the Amortized Bonds Issue Agreements and OCABSA Issue Agreement;

Issuer	shall have the meaning set forth in the appearances herein;

Market Capitalisation	means, as of any date of determination, an amount equal to (i) the total number of issued shares of the Issuer multiplied by (ii) the closing price per share of all shares of the Issuer traded on the Euronext Paris, as evidenced by the Euronext Paris market price data, on the day before such date;

Material Adverse Effect	means a material adverse effect arising from a fraud or a serious event arising out of the normal course of business which would significantly and negatively affect (i) either the business / or the operations of the Issuer or (ii) its ability to comply with any of its payment obligations under any of the Issue Documents;

Minimal Return Indemnification	has the meaning set forth under section 9.3;

Minimum Cash Return Amount	means (i) with respect to Tranche A and Tranche B, one point four (1.40) times the amount of the cumulated principal drawn under the relevant instrument, and (ii) with respect to Tranche C, one point three (1.30) times the amount of the cumulated principal drawn under the relevant instrument;

Nasdaq IPO	means the listing or admission to trading of all or any shares in the Issuer or depositary receipts representing any such shares on the NASDAQ market in New York, or the offering to the public of any such shares or depositary receipts representing any such shares on any other regulated stock exchange on the NASDAQ market in New York;

Non-Committed Tranche	has the meaning set forth under section 2.4;

OC Heights	means the unsecured convertible bonds to be issued by the Issuer in accordance with a subscription agreement and the terms and conditions dated 20 August 2023 for a maximum aggregate principal amount of EUR 75,000,000;

OCABSA	means the bonds with warrants attached (obligations à bons de souscription d’actions) issued by the Issuer under the OCABSA Issue Agreement;

OCABSA Issue Agreement	has the meaning set forth under section 2.4;

OCEANE	means the senior, unsecured bonds convertible into new shares and/or exchangeable for existing shares (obligations convertibles échangeables en actions nouvelles ou existantes - OCEANE) issued by the Issuer on 30 July 2021 in an aggregate principal amount of EUR 25,000,000;

Person	shall mean and include an individual, a partnership, a corporation, a business trust, a joint stock company, a limited liability company, an unincorporated association or other entity and any domestic or foreign national, state or local government, any political subdivision thereof, and any department, agency, authority or bureau of any of the foregoing;

Put Option Agreements	means (i) individually the Tranche A-B Put Option Agreement or the Tranche C Put Option Agreement and (ii) collectively the Tranche A-B Put Option Agreement and the Tranche C Put Option Agreement;

Qualified IPO	means a Nasdaq IPO generating gross proceeds, as at a Qualified IPO Completion Date occurring until 30 June 2024 (included), of at least USD 125,000,000.00;

Qualified IPO Completion Date	means the date on which the delivery of, and payment for, the securities offered by the Issuer in connection with the Qualified IPO will take place;

Redemption Date	shall have the meaning set forth respectively in the Amortized Bonds Issue Agreements and the OCABSA Issue Agreement;

Security Agent	has the meaning assigned in the Intercreditor Agreement;

Security Documents	means any document entered into by any person (including subsidiaries, if any) from time to time creating any Security Interest, directly or indirectly, so as to secure the obligations of the Issuer under this Subscription Agreement and ancillary documents there related;

Security Interest	means any mortgage, charge, assignment, pledge, lien, contractual right of set-off, hypothecation, encumbrance, priority or other security interest or any arrangement which has substantially the same commercial or substantive effect as the creation of security (except financial lease, “location financière” and capital lease “crédit-bail”);

Subscribers	shall have the meaning set forth in the appearances herein;

Term Sheet	has the meaning set forth under section (D) of the recitals hereof;

Tranche(s)	means (i) individually Tranche A or Tranche B or Tranche C and (ii) collectively Tranches A and/or B and/or C;

Tranche A	has the meaning set forth under section 2.1;

Tranche A Amortized Bonds Issue Agreement	has the meaning set forth under section 2.2;

Tranche A-B Warrants Issue Agreement	has the meaning set forth under section 2.2;

Tranche B	has the meaning set forth under section 2.2;

Tranche B Amortized Bonds Issue Agreement	has the meaning set forth under section 2.2;

Tranche C	has the meaning set forth under section 2.2;

Tranche C Amortized Bonds Issue Agreement	has the meaning set forth under section 2.2;

Tranche C Warrants Issue Agreement	has the meaning set forth under section 2.2;

Warrant Issue Agreements	means (i) individually the Tranche A-B Warrant Issue Agreement or the Tranche C Warrant Issue Agreement and (ii) collectively the Tranche A-B Warrant Issue Agreement and the Tranche C Warrant Issue Agreement.

1.2	In this Subscription Agreement, except as otherwise provided or where clearly inconsistent in the light of the context:

(i)	words importing the singular include the plural and vice versa;

(ii)	words denoting gender include every gender;

(iii)	words denoting persons include bodies corporate or unincorporated;

(iv)	a section, clause, sub-clause or Schedule is to a section, clause, sub-clause or Schedule, as the case may be, of or to this Subscription Agreement, as amended from time to time;

(v)	any provision of a statute shall be construed as a reference to that provision as amended, modified, re-enacted or extended from time to time;

(vi)

words and expressions in the French language defined in the French Commercial Code (Code de commerce) or the French Monetary and Financial Code (Code monétaire et financier) as amended shall bear the same meanings herein; and

(vii)	capitalised terms not defined herein shall have the meaning given to them in the relevant Issue Document.

1.3	The headings in this Subscription Agreement are for ease of reference only and shall not affect the construction of this Agreement.

1.4

Should any conflicts occur between this Agreement and any ancillary contractual document entered into between the parties, the Parties agree that this Subscription Agreement’s provisions shall prevail.

2.	Amortized Bonds and OCABSA Issue

2.1	OCABSA

(i)

Subject to the conditions precedent set forth in Article 3.1 hereof, Issuer shall issue and OCABSA Subscribers shall subscribe to OCABSA in a total nominal amount of twenty-five million Euros (EUR 25,000,000.00), with a par value of EUR 1.00 per OCABSA, in one single issue, to be subscribed at Issuer’s request in a single full drawdown, upon Completion Date (“Tranche A”), in the following proportions:

OCABSA Subscriber	%	Number of OCABSA
Kreos Capital VII (UK) Limited	66.67	16,666,667
Claret European Growth Capital Fund III SCSp	33.33	8,333,333

(ii)

The issue of the OCABSA, their ranking, applicable interests and repayment schedules, and all relevant provisions shall be governed by the issue agreement attached in agreed form as Schedule 2 hereto (the “OCABSA Issue Agreement”).

2.2	Amortized Bonds

(i)

Subject to the conditions precedent set forth in Articles 3.2 and 3.3 hereof, Issuer shall issue and Amortized Bonds Subscribers shall subscribe to Amortized Bonds in a maximum total nominal amount of fifty million Euros (EUR 50,000,000.00), with a par value of EUR 1.00 per Amortized Bond, in two different issues of a maximum amount of twenty-five million Euros (EUR 25,000,000.00) each (“Tranche B” and “Tranche C”), to be subscribed at Issuer’s request in one or several drawdowns of no less than EUR 5,000,000.00, respectively from Completion Date and the Qualified IPO Completion Date and respectively until 31 March 2024 and 31 July 2024, in each case in the following proportions:

Amortized Bond Subscriber	%	Number of Amortized Bonds (for a full drawdown of Tranche B)	Number of Amortized Bonds (for a full drawdown of Tranche C)
Kreos Capital VII (UK) Limited	66.67	16,666,667	16,666,667
Claret European Specialty Lending Company III, S.à r.l.	33.33	8,333,333	8,333,333

(ii)

The issue of the Amortized Bonds, their ranking, applicable interests and repayment schedules, and all relevant provisions shall be governed by the issue agreements respectively attached in agreed form as Schedule 3 hereto for the Tranche B Amortized Bonds Issue Agreement (the “Tranche B Amortized Bonds Issue Agreement”) and as Schedule 4 hereto for the Tranche C Amortized Bonds Issue Agreement (the “Tranche C Amortized Bonds Issue Agreement”).

2.3

The obligations of each Subscriber under this Subscription Agreement are several. Failure by a Subscriber to perform its obligations under the Subscription Agreement does not affect the obligations of any other Party under this Subscription Agreement. No Subscriber is responsible for the obligations of any other Subscriber under this Subscription Agreement.

2.4	Non-committed Tranche

An additional uncommitted tranche of a maximum total nominal amount of twenty-five million euros (EUR 25,000,000.00) (the “Non-Committed Tranche”) may be issued by Issuer and subscribed to by the Subscribers, subject to mutual consent of the Issuer and Subscribers and the execution of appropriate documents. The Parties shall meet in due course to discuss such Non-Committed Tranche.

3.	Conditions Precedent

3.1

The effective subscription of OCABSA in accordance with the terms of the OCABSA Issue Agreement will take place on the date the last of the following conditions is fulfilled (the “Completion Date”). Such conditions are provided for the sole benefit of OCABSA Subscribers, which may waive all or any of them in writing, no later than 20 August 2023 (the “Deadline”):

(i)	Approval by the Issuer’s board of directors (conseil d’administration), in accordance with the provisions of article L. 228-77 of the French Commercial Code of:

(a)	the terms and conditions of the Amortized Bonds Issue Agreements;

(b)	the terms and conditions of the OCABSA Issue Agreement;

(c)	the terms and conditions of the Tranche A-B Warrant Issue Agreement in agreed form attached as Schedule 5 hereto (the “Tranche A-B Warrant Issue Agreement”);

(d)	the terms and conditions of the Tranche C Warrant Issue Agreement in agreed form attached as Schedule 6 hereto (the “Tranche C Warrant Issue Agreement”);

(e)	the terms and conditions of the Tranche A-B Put Option Agreement in agreed form attached as Schedule 7 hereto (the “Tranche A-B Put Option Agreement”);

(f)	the terms and conditions of the Tranche C Put Option Agreement in agreed form attached as Schedule 8 hereto (the “Tranche C Put Option Agreement”);

(g)	the terms and conditions of the intercreditor agreement in agreed form attached as Schedule 9 hereto (the “Intercreditor Agreement”);

(h)	the granting of the Security Interest created under the Security Documents;

(i)	the terms and conditions of the Security Documents in agreed form attached as Schedule 10 hereto;

(ii)	Execution by and between Issuer and Amortized Bonds Subscribers of the Tranche B Amortized Bonds Issue Agreement;

(iii)	Execution by and between Issuer and OCABSA Subscribers, of:

(a)	the OCABSA Issue Agreement;

(iv)	Execution by and between Issuer and Kreos, Kreos Capital VII Aggregator SCSp, and Claret European Growth Capital Fund III SCSp,of:

(a)	the Tranche A-B Warrants Issue Agreement;

(b)	the Tranche A-B Put Option Agreement;

(v)	Execution by and between Issuer and the Subscribers of the Intercreditor Agreement;

(vi)	Execution by and between Issuer and Kreos Capital VII (UK) Limited of the Security Documents;

(vii)

Issuance of the OCABSA and Warrants by the Issuer’s CEO (directeur général) acting pursuant to a delegation granted by the Issuer’s board of directors (conseil d’administration), in accordance with the provisions of articles L.228-40 and L.22-10-49 of the French Commercial Code and in accordance with the terms and conditions of the Issue Documents;

(viii)	Confirmation by the Issuer that, setting aside the indebtedness and security created under the Former Kreos Financing:

(a)	there is (and shall be on the actual funding date), no third party financial indebtedness other than:

•	the Heights (2021 and 2023) financings,

•	the facility agreement guaranteed by the French state dated 11 June 2020,

•	the royalties certificates issued to shareholders on 7 September 2022 and

•	the master contracts dated 16 December 2013 and 21 March 2017 between Bpifrance and the Issuer,

•	any Indebtedness authorized in accordance with Article 4.1.7

and

(b)	none of such indebtedness is secured.

(ix)

The final maturity date of the OCEANE, initially maturing on 30 July 2026, has been postponed as at 31 March 2027 (including, as the case may be, through the reimbursement of the OCEANE and the issuance of new convertible bonds, subject always to the repayment bucket applicable under the initial OCEANE Documents);

(x)

Confirmation by the Issuer that no Event of Default (or any event or circumstance specified in Article 9 (Events of Default) of both the Amortized Bonds Issue Agreements and OCABSA Issue Agreement which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Issue Documents or any combination of any of the foregoing, become an Event of Default, has occurred and is continuing;

(xi)	Satisfaction of each of the Subscriber’s anti-money laundering and know your customer requirements;

(xii)	Repayment of the Former Kreos Financing and the release of all related security;

(xiii)	The Issuer having served a Drawdown Notice in respect of the OCABSA not later than one (1) Business Day[prior the Completion Date.

If such conditions are not met by the Deadline nor waived by all the OCABSA Subscribers by such Deadline, this Subscription Agreement will be null and void and the Parties hereto will be released on this date from any obligation or commitment resulting herefrom, being however specified, for the avoidance of doubt, that the Subscribers shall be entitled to permanently retain the Deposit. It being specified that, if for whatever reason, such conditions are not met for a reason only attributable to any OCABSA Subscriber, the Deposit shall be promptly returned to the Issuer.

3.2

For each drawdown under Tranche B, the effective subscription of Tranche B Amortized Bonds in accordance with the terms of the Tranche B Amortized Bonds Issue Agreement shall be conditional upon the following additional conditions precedent to the conditions precedent set forth in Article 3.1, which are provided for the sole benefit of Amortized Bonds Subscribers, which may waive all or any of them in writing:

(i)

Issuance of the relevant number of Tranche B Amortized Bonds by the Issuer’s CEO (directeur général) acting pursuant to a delegation granted by the Issuer’s board of directors (conseil d’administration), in accordance with the provisions of articles L.228-40 and L.22-10-49 of the French Commercial Code and in accordance with the terms and conditions of the Issue Documents;

(ii)	Confirmation by the Issuer that:

(a)	there is (and shall be on the actual funding date), no third party financial indebtedness other than :

•	the Heights (2021 and 2023) financings,

•	the facility agreement guaranteed by the French state dated 11 June 2020,

•	the royalties certificates issued to shareholders on 7 September 2022 and

•	the master contracts dated 16 December 2013 and 21 March 2017 between Bpifrance and the Issuer,

•	any Indebtedness authorized in accordance with Article 4.1.7

and

(b)	none of such indebtedness is secured.

(iii)

Confirmation by the Issuer that no Event of Default (or any event or circumstance specified in Article 9 (Events of Default) of the Tranche B Amortized Bonds Issue Agreement which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Issue Documents or any combination of any of the foregoing, become an Event of Default, has occurred and is continuing;

(iv)

The Issuer having served a Drawdown Notice in respect of the relevant number of Tranche B Amortized Bonds at the latest fifteen (15) days before the requested subscription and funding date, which will not be later than 31 March 2024; and

(v)	As at the date of the relevant subscription and funding date, the Debt to Market Capitalisation Ratio not being higher than ten percent (10.00%).

Subject to the satisfaction of such conditions, the effective subscription will take place on the subscription and funding date set forth in the Drawdown Notice(s).

3.3

For the first drawdown under Tranche C, the effective subscription of Tranche C Amortized Bonds in accordance with the terms of the Tranche C Amortized Bonds Issue Agreement shall be conditional upon the following additional conditions precedent to the conditions precedent set forth in Article 3.1, which are provided for the sole benefit of Amortized Bonds Subscribers, which may waive all or any of them in writing:

(i)	Completion of the Qualified IPO;

(ii)	Execution by and between Issuer and Amortized Bonds Subscribers of the Tranche C Amortized Bonds Issue Agreement;

(iii)	Execution by and between Issuer and Amortized Bonds Subscribers, of:

(a)	the Tranche C Warrants Issue Agreement; and

(b)	the Tranche C Put Option Agreement;

(iv)

Issuance of the Tranche C Warrants by the Issuer’s CEO (directeur général) acting pursuant to a delegation granted by the Issuer’s board of directors (conseil d’administration), in accordance with the provisions of articles L.228-40 and L.22-10-49 of the French Commercial Code and in accordance with the terms and conditions of the Issue Documents;

(v)

Issuance of the relevant number of Tranche C Amortized Bonds by the Issuer’s CEO (directeur général) acting pursuant to a delegation granted by the Issuer’s board of directors (conseil d’administration), in accordance with the provisions of articles L.228-40 and L.22-10-49 of the French Commercial Code and in accordance with the terms and conditions of the Issue Documents;

(vi)	Confirmation by the Issuer that:

(a)	there is (and shall be on the actual funding date), no third party financial indebtedness other than

•	the Heights (2021 and 2023) financings,

•	the facility agreement guaranteed by the French state dated 11 June 2020,

•	the royalties certificates issued to shareholders on 7 September 2022 and

•	the master contracts dated 16 December 2013 and 21 March 2017 between Bpifrance and the Issuer,

•	any Indebtedness authorized in accordance with Article 4.1.7

and

(b)	none of such indebtedness is secured.

(vii)

Confirmation by the Issuer that no Event of Default (or any event or circumstance specified in Article 9 (Events of Default) of the Amortized Bonds Issue Agreements and OCABSA Issue Agreement which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Issue Documents or any combination of any of the foregoing, become an Event of Default, has occurred and is continuing;

(viii)

The Issuer having served a Drawdown Notice in respect of the relevant number of Tranche C Amortized Bonds at the latest fifteen (15) days before the requested subscription and funding date, which will not be later than 31 July 2024; and

(ix)	As at the date of the relevant subscription and funding date, the Debt to Market Capitalisation Ratio not being higher than ten percent (10.00%).

Subject to the satisfaction of such conditions, the effective subscription will take place on the subscription and funding date set forth in the Drawdown Notice(s).

3.4

For each further drawdown under Tranche C, the effective subscription of Tranche C Amortized Bonds in accordance with the terms of the Tranche C Amortized Bonds Issue Agreement shall be conditional upon the following additional conditions precedent, which are provided for the sole benefit of Amortized Bonds Subscribers, which may waive all or any of them in writing:

(i)

Issuance of the relevant number of Tranche C Amortized Bonds by the Issuer’s CEO (directeur général) acting pursuant to a delegation granted by the Issuer’s board of directors (conseil d’administration), in accordance with the provisions of articles L.228-40 and L.22-10-49 of the French Commercial Code and in accordance with the terms and conditions of the Issue Documents;

(ii)	Confirmation by the Issuer that:

(a)	there is (and shall be on the actual funding date), no third party financial indebtedness other than

•	the Heights (2021 and 2023) financings,

•	the facility agreement guaranteed by the French state dated 11 June 2020,

•	the royalties certificates issued to shareholders on 7 September 2022 and

•	the master contracts dated 16 December 2013 and 21 March 2017 between Bpifrance and the Issuer,

•	any Indebtedness authorized in accordance with Article 4.1.7

and

(b)	none of such indebtedness is secured.

(iii)

Confirmation by the Issuer that no Event of Default (or any event or circumstance specified in Article 9 (Events of Default) of the Amortized Bonds Issue Agreements and OCABSA Issue Agreement which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Issue Documents or any combination of any of the foregoing, become an Event of Default, has occurred and is continuing;

(iv)

The Issuer having served a Drawdown Notice in respect of the relevant number of Tranche C Amortized Bonds at the latest fifteen (15) days before the requested subscription and funding date, which will not be later than 30 July 2024; and

(v)	As at the date of the relevant subscription and funding date, the Debt to Market Capitalisation Ratio not being higher than ten percent (10.00%).

Subject to the satisfaction of such conditions, the effective subscription will take place on the subscription and funding date set forth in the Drawdown Notice(s).

3.5

For each drawdown under each Tranche, any delay by any Subscriber to fund any Tranche as a result of a disruption not under the Subscriber’s control, including, without limitation, due to a cyber-attack, computer hacking or similar event shall not constitute a breach by the Subscriber of its obligations under this Subscription Agreement; it being specified that the relevant Subscriber shall remedy such situation as soon as practicable.

4.	Commitments

4.1

The Issuer undertakes with the Representatives (acting on instructions of the Majority Holders) that, from the date of this Subscription Agreement and for so long as any amount is or may be outstanding under this Subscription Agreement, and except with the prior written consent of the Representatives (acting on instructions of the Majority Holders), it shall:

4.1.1	Authorisations

obtain, maintain in force and effect and comply in all material respects with the terms of all authorisations, approvals, licences, exemptions, notarisations and consents required in or by any applicable laws and regulations to the extent failing to do so would have a Material Adverse Effect;

4.1.2	Litigation

promptly upon becoming aware of them, deliver to the Representatives details of any material litigation, arbitration or administrative proceedings, other than related to employment law or tax matters, which are current or pending, and which might, if adversely determined, have a Material Adverse Effect; or result in a cost or liability for the Issuer of more than EUR 100,000 on a single basis pursuant to a final and binding order, judgment or award, which has been regularly notified to the Issuer and with no possible recourse;

4.1.3	Events of Default

promptly inform the Representatives of the occurrence of any Event of Default (or any event or circumstance specified in Article 9 of the Amortized Bonds Issue Agreements (Events of Default) or in Article 9 of the OCABSA Issue Agreement which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Issue Documents or any combination of any of the foregoing become an Event of Default), including, for the avoidance of doubt, any default under the Height Financing Documents, and, upon receipt of a written request to that effect from the Representatives, confirm to the Representatives that, save as previously notified to the Representatives or as notified in that confirmation, no such event has occurred;

4.1.4	Negative Pledge

without prejudice to the Security Documents and the Intercreditor Agreement, not:

(i)

create, purport to create or allow to subsist, any Security Interest (except for the securities resulting from the Former Kreos Financing) over the whole or any part of the assets of the Issuer other than in the ordinary course of business; or

(ii)

permit or agree to any variation of the rights attaching to the whole or any part of any asset affected by a Security Interest (except for the securities resulting from the Former Kreos Financing) pursuant to any Security Document; or

(iii)

convey, assign, transfer, or agree to convey, assign or transfer the whole or any part of any asset affected by a Security Interest (except for the securities resulting from the Former Kreos Financing) pursuant to any Security Document; or

(iv)

while any amount is outstanding in relation to this Subscription Agreement, pledge or dispose in any other way, without the Security Agent’s prior written consent or as authorised in the Security Documents, of all or part of the Intellectual Property rights. It being specified that a breach of such commitment shall be an Event of Default and shall entitle Holders to recover all outstanding amounts under this Subscription Agreement and ancillary documents.

4.1.5	Distribution of dividends

As long as any amount is or may be outstanding under this Subscription Agreement and ancillary documents, Issuer shall refrain from distributing any dividends or any other amounts eligible under French corporate law without the prior formal consent of both of the Representatives (acting on instructions of the Majority Holders), except for distributions under the royalties certificates issued to shareholders of the Issuer on 7 September 2022, in accordance with their initial terms.

4.1.6	Insurance

As long as any amount is or may be outstanding under this Subscription Agreement, the Issuer shall obtain and maintain at its own expense insurance cover in relation to its business and assets of a type and in an amount as is usual for prudent companies its size carrying on a business such as that carried on by it.

4.1.7	Indebtedness

Unless otherwise expressly authorised by both of the Representatives (acting on instructions of the Majority Holders), not to incur any new Indebtedness, with the exception of the following:

(i)

Indebtedness up to EUR 200,000 on a single basis incurred in the normal course of business or indebtedness related to the purchasing or financing of scientific equipment up to an outstanding cumulated amount of EUR 1,000,000 provided it is unsecured or secured in the normal course of business, and excluding for the avoidance of doubt any financing made by public agencies (Bpifrance, EIB and alike entities) as authorized in Article 4.1.7 (ii);

(ii)

Any new Indebtedness made available by public agencies (Bpifrance, EIB and alike entities) incurred for the purposes of financing, among others, research and development which shall be considered as incurred in the normal course of business of the Issuer and provided that, in the case of new Indebtedness made available by such debt provider.

(iii)

Convertible bonds (including the OC Heights), it being specified that the Issuer may repay amortization of existing or new convertible bonds in cash (the “Cash Carve-Out”) up to the amounts calculated as follows:

•	up to EUR 3.125 million of principal for new or existing unsecured convertible bonds with a principal amount of EUR 25 million, plus

•

100% of any new unsecured convertible bonds issued within 90 days from 27 July 2023 in excess of EUR 25 million and up to EUR 35 million, with the increase in the Cash Carve-Out being up to EUR 10 million, plus

•	50% of any new unsecured convertible bonds issued more than 90 days from 27 July 2023 up to a total increase to a maximum Cash Carve-Out of EUR 20 million.

For the avoidance of doubt, the maximum Cash Carve-Out provided for unsecured convertible bonds totalling EUR 35 million which are existing and/or issued within 90 days from 27 July 2023, would be EUR 13.125 million. If following the 90-day period the unsecured convertibles were increased by another EUR 40 million, the Cash Carve-Out would be increased to EUR 33.125 million. It is provided that these repayments of new or existing unsecured convertible bonds can only be made in cash if it is not possible to make them in shares in accordance with the applicable terms and conditions of such convertible bonds and the Issuer’s shareholder authorizations. Amortisation of existing or new bonds in shares and payment of cash coupon on new or existing unsecured convertible bonds is always permitted.

4.1.8	Subordination

Unless otherwise expressly authorised by both of the Representatives (acting on instructions of the Majority Holders) in accordance with the terms of the Intercreditor Agreement, subordinate and rank any existing Indebtedness between the Issuer and any Affiliate (within the meaning assigned in the Intercreditor Agreement), after the rights and interests created by the Issue Documents.

4.1.9	Qualified IPO

Promptly inform the Representatives of the completion of a Nasdaq IPO, and, in the event such Nasdaq IPO would be a Qualified IPO, document the meeting of the applicable criteria under this Agreement.

Subject to the completion of the Qualified IPO (and, for the avoidance of doubt, regardless of whether or not all or part of the Tranche C is drawn), and within the fourteen (14) days of the completion of the Qualified IPO and except if the Issuer declines in writing the drawdown of the Tranche C within such period, the Issuer shall execute the Tranche C Warrants Issue Agreement, the Tranche C Put Option Agreement, and shall issue the Tranche C Warrants to OCABSA Subscribers in accordance with the terms of the Tranche C Warrants Issue Agreement.

4.2

Subject to restrictions and conditions set forth by the EU regulation n°596/2014 (the “MAR Regulation” entered into force on July 3rd, 2016), and, if the Issuer is listed in the United States, by applicable US laws and regulations (including SEC regulations), the Issuer further undertakes that, from the date of this Subscription Agreement and for so long as any amount is or may be outstanding under this Subscription Agreement, the Holders will have the right to:

(i)

receive all information sent to the board of directors (conseil d’administration) of the Issuer within two days of it being sent to the board, provided however that the Issuer may, in its sole discretion, exclude or redact information relating to any merger or acquisition discussions that may be ongoing;

(ii)	receive annual audited consolidated financial statements, at the same time they are provided to the Euronext stock exchange or, if earlier, to the members of the board of directors of the Issuer;

(iii)	receive the annual budget and market projections (and revisions thereto) within 10 Business Days of board approval;

(iv)

be represented at the Issuer’s board of directors (conseil d’administation) through the appointment of Kreos Capital VII (UK) Limited as an observer (censeur) at the next general assembly meeting of the Issuer.

Subscribers acknowledge that, as a consequence, from the date of this Subscription Agreement, they will (as well as subsequent Holders) be listed as a permanent insider with respect to Issuer, in accordance with MAR Regulation’s provisions.

The Parties acknowledge that each of the rights granted to the Holders under this article 4.2 is granted to the Holders and the Holders alone and shall not be transferable to any transferees, as the case may be, except for a right to receive the financial information sent to the board of directors (conseil d’administration) of the Issuer at the same time as their members.

5.	Representations and warranties

The Issuer makes the representations and warranties in clause 5.1 to clause 5.13 on the date of this Agreement, and, where applicable, on each Interest Payment Date, by reference to the facts and circumstances existing on each such date, and subject to any additional information provided by the Issuer to the Subscribers on or prior such Interest Payment Date. The Issuer acknowledges that the Subscribers will subscribe respectively to Amortized Bonds and OCABSA in reliance to those representations and warranties.

5.1	Due incorporation

(i)	It is a duly incorporated limited liability company validly existing under the law of its jurisdiction of incorporation; and

(ii)	It has the power to own its assets and carry on its business as it is being conducted.

5.2	Powers

It has the power and authority to execute, deliver and perform its obligations under the Issue Documents and the transactions contemplated by them.

5.3	Non-contravention

The execution, delivery and performance of the obligations in, and transactions contemplated by, the Issue Documents to which it is a party do not and will not contravene or conflict with:

(i)	its constitutional documents;

(ii)

any agreement or instrument binding on it or constitute a default or termination event (however described) under any such agreement or instrument, in each case to the extent that it would have a Material Adverse Effect; or

(iii)	to the knowledge of the Issuer, any law or regulation or judicial or official order, applicable to it.

5.4	Authorisations

It has taken all necessary action and obtained all required or desirable authorisations to enable it to execute, deliver and perform its obligations under the Issue Documents and the transactions contemplated by them and to make them admissible in evidence in its jurisdiction of incorporation (subject to any registration with the French tax authorities and/or French translation by a sworn translator which may be required) and any such authorisations are in full force and effect, unless the absence or ineffectiveness of such authorisations does not have a Material Adverse Effect.

5.5	Binding obligations

(i)	its obligations under the Issue Document to which it is a party are legal, valid, binding and enforceable; and

(ii)	the Security Documents creates (or, once entered into, will create) valid, legally binding and enforceable Security Interest for the obligations expressed to be secured by it.

5.6	No default

No Event of Default (or any event or circumstance specified in Article 9 (Events of Default) of each of the Amortized Bonds Issue Agreements and OCABSA Issue Agreement which would, with the expiry of a grace period, the giving of notice, the making of any determination under the Issue Documents or any combination of any of the foregoing, become an Event of Default, has occurred and is continuing.

5.7	Information

The information, in written or electronic format, supplied to the Subscribers or the Representatives by the Issuer or on its behalf in connection with the Issue and any Issue Document was, at the time it was supplied or at the date it was stated to be given (as the case may be):

(i)	if it was factual information true and accurate in all material respects;

(ii)	if it was a financial projection or forecast, prepared on the basis of recent historical information and on the basis of reasonable assumptions;

(iii)	not misleading in any material respect, nor rendered misleading by a failure to disclose other information,

except to the extent that it was amended, superseded, or updated by more recent information supplied to the Subscribers or the Representatives by the Issuer or on its behalf.

5.8	Financial statements

Each set of financial statements delivered to the Subscribers or the Representatives in respect of the Issuer was prepared in accordance with standards and practices generally accepted in its jurisdiction of incorporation and gives a true and fair view of (if audited) or fairly represents (if unaudited) its financial condition and operations during the relevant accounting period and was approved by its directors in compliance with applicable laws.

5.9	No material adverse change

There has been no change in the business, assets, financial condition or trading position of the Issuer since the date of this Agreement which would have a Material Adverse Effect.

5.10	No litigation

No litigation, arbitration or administrative proceedings are taking place, pending or, to the Issuer’s knowledge, threatened against the Issuer, any of its directors or any of its assets, which, is likely to be adversely determined and if adversely determined, might reasonably be expected to have a Material Adverse Effect.

5.11	Pari passu

Its payment obligations under the Issue Documents rank at least pari passu with all existing and future obligations (including contingent obligations), except for those mandatorily preferred by law applying to companies generally.

5.12	Ownership of assets

It is the legal and beneficial owner of, and has a valid title to, all its assets, except any assets listed in Appendix 5.12 A, and the legal and beneficial co-owner of all assets listed in Appendix 5.12 B, and no Security Interest exists over its assets except for the security created pursuant to the Former Kreos Financing.

5.13	Centre of main interests and establishments

For the purposes of Council Regulation 2015/848 on insolvency proceedings (Insolvency Regulation recast), its “centre of main interests” is its jurisdiction of incorporation.

6.	Remedies and waivers

6.1

No failure, delay or other relaxation or indulgence on the part of the Subscribers to exercise any power, right or remedy shall operate as a waiver thereof nor shall any single or partial exercise or waiver of any power, right or remedy preclude its further exercise or the exercise of any other power, right or remedy.

6.2	All rights of the Subscribers contained in this Subscription Agreement are in addition to all rights vested or to be vested in it pursuant to the other Issue Documents, common law or statute.

6.3

Each Party hereby acknowledges that the provisions of article 1195 of the French Code civil shall not apply to it with respect to its obligations under the Issue Documents and that it shall not be entitled to make any claim under article 1195 of the French Code civil.

7.	Severability

Each of the provisions of this Subscription Agreement is severable and distinct from the others and if at any time one or more of such provisions is or becomes invalid, illegal or unenforceable the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

In such case, the Parties shall do their best effort to take appropriate actions to replace such provision with an economically equivalent provision which is valid, legal and enforceable.

8.	Notices

8.1

All notices, demands or other communications under or in connection with this Subscription Agreement may be given by letter, email or other comparable means of communication addressed to the person at the address identified with its signature below.

To Issuer:

Abivax S.A.

To the attention of the CEO (Directeur Général)

7, boulevard Haussmann

75009 Paris

France

E-mail: [***]

With copy to:

[***]

With copy (for information purposes) to:

Monsieur Alain Decombe

Avocat associé

Dechert

22 rue Bayard

75008 Paris

E-mail: [***]

To Amortized Bonds Subscribers or OCABSA Subscribers:

Kreos Capital VII (UK) Ltd., as Representative

To the attention of Mr. Aris Constantinides

5th Floor, 25-28 Old Burlington Street

London W1S 3AN

United Kingdom

Email: [***]

With copy to:

Claret European Specialty Lending Company III, SARL

412 F Route d’Esch

2086 Luxembourg

Grand Duchy of Luxembourg

And:

Claret Capital Partners Limited

for the attention of Paul Bramley

5th Floor, Warwick House

25 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Email: [***]

With copy (for information purposes) to:

Monsieur Laurent Cavallier

Avocat associé

Reinhart Marville Torre

58, avenue Kleber

75116 Paris

E-mail: [***]

To Warrants Subscribers

Kreos Capital VII Aggregator SCSp, as Representative

To the attention of [•]

1, Boulevard de la Foire

L - 1528 Luxembourg

Email: [***]

With copy to:

Claret European Specialty Lending Company III, SARL

412 F Route d’Esch

2086 Luxembourg

Grand Duchy of Luxembourg

And:

Claret Capital Partners Limited

for the attention of Paul Bramley

5th Floor, Warwick House

25 Buckingham Palace Road

London, SW1W 0PP

United Kingdom

Email: [***]

With copy (for information purposes) to:

Monsieur Laurent Cavallier

Avocat associé

Reinhart Marville Torre

58, avenue Kleber

75116 Paris

E-mail: [***]

8.2	Any such communication will be deemed to be given as follows:

(i)	if personally delivered, at the time of delivery, as documented by a receipt;

(ii)

if by letter, on the date entered by the addressee on the receipt in the case of delivery by hand or on the date when delivery is first attempted in the case of a recorded delivery letter with acknowledgement of receipt; and

(iii)	if by email transmission or comparable means of communication during the business hours of the addressee then on the day of transmission, otherwise on the next following Business Day.

8.3

In proving such service it shall be sufficient to prove that personal delivery was made or that such letter was properly stamped first class, addressed and delivered to the postal authorities or in the case of email transmission or other comparable means of communication that a confirming hard copy was provided promptly after transmission.

9.	Fees and expenses

9.1	Transaction fee

(a)

Upon signing of this Subscription Agreement, Issuer shall pay to Amortized Bonds Subscribers a transaction fee equal to two percent (2.00%) of the maximum principal amount of Tranche B and one percent (1.00%) of the maximum principal amount of Tranche C, i.e. a total amount of EUR 750,000.00, broken down as follows:

Subscriber	%	Amount (EUR)
Kreos Capital VII (UK) Limited	66.67	500,000.00
Claret European Specialty Lending Company III, S.à r.l.	33.33	250,000.00

In the absence of a prior payment, the OCABSA Subscribers may respectively set off such fee against the subscription price on behalf of their respective related Amortized Bonds Subscribers, which the latter hereby formally acknowledge.

(b)

Upon and subject to the completion of the Qualified IPO (and, for the avoidance of doubt, regardless of whether or not all or part of the Tranche C is drawn, unless the Issuer formally and irrevocably waives the whole Tranche C prior to the completion of the Qualified IPO), and within the fourteen (14) days following such completion, Issuer shall pay to Amortized Bonds Subscribers a transaction fee equal to one percent (1.00%) of the maximum principal amount of Tranche C , i.e. a total amount of EUR 250,000.00, broken down as follows

Subscriber	%	Amount (EUR)
Kreos Capital VII (UK) Limited	66.67	166,666.67
Claret European Specialty Lending Company III, S.à r.l.	33.33	83,333.33

9.2

At the Redemption Date (within the meaning of the Amortized Bonds Issue Agreements), the Issuer shall pay to the Amortized Bonds Subscribers, in proportion to their respective participation in the outstanding principal amount under the Amortized Bonds and in addition to, as the case may be, any applicable interests, an exit fee of six percent (6.00%) of the principal amount drawn under the Tranches B and C, i.e. a global amount of up to three million euros (EUR 3,000.000), broken down as follows:

Subscriber	%	Amount (EUR)
Kreos Capital VII (UK) Limited	66.67	2,000,000.00
Claret European Specialty Lending Company III, S.à r.l.	33.33	1,000,000.00

Additionally, at the Redemption Date (within the meaning of the OCABSA Issue Agreement), the Issuer shall pay to the OCABSA Subscribers, in proportion to the respective participation of their related OCABSA Subscriber in the outstanding principal amount under the Convertible Bonds and in addition to, as the case may be, any applicable interests, an eight percent (8.00%) premium on the par value of Convertible Bonds, reduced, as the case may be and subject to the actual issuance of Conversion Shares, by the par value of any converted Convertible Bonds, i.e. a maximum global amount of up to two million euros (EUR 2,000.000), broken down as follows:

Subscriber	%	Amount (EUR)
Kreos Capital VII (UK) Limited	66.67	1,333,333.33
Claret European Specialty Lending Company III, S.à r.l.	33.33	666,666.67

9.3

In the event the cumulated amount, calculated as at the Final Redemption Date (within the meaning respectively of the Amortized Bonds Issue Agreements and OCABSA Issue Agreement), of the cash respectively generated by the Amortized Bonds and OCABSA (including the principal repayments, interests (including for the avoidance of doubt future interest to be paid pursuant to section 6.2 (iii) of the Amortized Bonds Issue Agreements), and fees due under articles 9.1 and 9.2 hereof), (the “Actual Return”) is lower than the relevant Minimum Cash Return, the Issuer shall pay to the Holders a global amount equal to the difference between the Minimum Cash Return and the Actual Return (the “Minimal Return Indemnification”), in the five (5) Business Days following the last Redemption Date.

It is however specified that:

(i)

The Actual Return shall be calculated, as the case may be, on a combined basis for related entities, i.e. jointly for Kreos Capital VII (UK) Limited and Kreos Capital VII Aggregator SCSp, on the one hand, and Claret European Specialty Lending Company III, S.à r.l. and Claret European Growth Capital Fund III SCSp, on the other hand; In the event of a transfer of Amortized Bonds, OCABSA and/or Warrants, the calculation of the Acutal Return shall include the cumulated returns obtained by the initial Subscriber(s) and transferee(s).

(ii)

The value derived from the Warrants granted to the Subscribers as part of the financing shall be taken into account for the purpose of the calculation of the Actual Return and the Minimum Cash Return, and in particular:

a.

In the event Tranche A-B Warrants and/or Tranche C Warrants have been exercised prior to the calculation of the Minimum Cash Return, an amount equal to the difference between the closing trading price of the shares of the Issuer on the regulated market of Euronext in Paris on the trading day immediately prior to the date of exercise of the relevant Tranche A-B Warrants and/or Tranche C Warrants and the exercise price of the relevant Tranche A-B Warrants and/or Tranche C Warrants shall be deducted from the relevant Minimum Cash Return calculation (only to the extent such difference is a positive amount);

b.

In the event any Tranche A-B Warrants and/or Tranche C Warrants are outstanding as at the calculation of the Minimum Cash Return, and a Minimal Return Indemnification is due and paid by the Issuer to the Holders under this Article 9.3, the exercise price of each of such Warrants shall be increased by an amount equal to such Minimal Return Indemnification, divided by the number of Warrants outstanding as at the calculation date of the Minimal Return Indemnification; and

(iii)

unless the repayment of the Amortized Bonds and Convertible Bonds results from a Change of Control (in which case, for the avoidance of doubt, the calculation of the Actual Return shall include (x) interest accrued prior to conversion of any Tranche A OCABSA, (y) transaction and redemption fees set forth in articles 9.1 and 9.2, and (z) the net capital gain derived from the sale of shares underlying the Tranche A OCABSA and/or of the Tranche A OCABSA in the framework of the Change of Control transaction), neither the principal subscribed under Tranche A nor the Actual Return generated by Tranche A shall be included in the calculation of the Minimal Return Indemnification (i.e. the Minimum Cash Return and the Actual Return shall only be calculated, and the Minimal Return Indemnification shall only apply to Tranche B and Tranche C).

For the purposes of the allocation of the Minimal Return Indemnification, the Actual Return shall be calculated for each Holder. In the event both the Holders of Amortized Bonds and the OCABSA Holders are entitled to a payment under this Article 9.3, the Minimal Return Indemnification shall be allocated between the Holders up to an amount such that each Holder, after such payment, has obtained from the Issuer an amount equal to its prorata holding of the relevant instrument.

9.4

The Issuer will cover its own legal costs and all Subscriber’s reasonable legal costs relating to the negotiation, preparation and execution of the Subscription Agreement, Issue Documents and ancillary documents and the completion of the transactions in connection therewith, up to an amount of EUR [***] (excluding VAT and costs). The Issuer will be responsible for all expenses (subject to scope of work and budget pre agreed) in connection with the security including taxes assessments, insurance premiums, all costs of operation, repair and maintenance of equipment and other assets used as security and any fees and taxes relating to security filings.

9.5

The Issuer shall pay all stamp, documentary, registration and other like duties or taxes to which this Subscription Agreement, or any judgment given in connection with this Subscription Agreement is or at any time may be subject and shall, from time to time on demand of the Representatives (acting on instructions of the Majority Holders), forthwith indemnify the Subscribers against any liabilities, costs, claims and expenses reasonably incurred as a result of any failure to pay or any delay in paying any such amounts.

9.6

All fees and expenses payable pursuant to this Article are excluding VAT and shall be paid together with VAT (if any) properly chargeable thereon. [Should the Issuer fail to pay any amount payable by it under this Article 10 on its due date, the Issuer shall pay an accrued interest on such unpaid amount at a rate of [***] percent ([***]%) per annum during the period of non-payment.

9.7	On the Final Redemption Date, the Security Agent shall release all its Security Interests.

10.	Public Announcement

On the date following the date hereof, the Issuer shall issue a press release announcing the transaction contemplated by this Subscription Agreement.

11.	Law and jurisdiction

11.1	This Subscription Agreement is governed by and shall be construed in accordance with French law.

11.2	Any dispute concerning the validity, interpretation or performance of this Subscription Agreement will be submitted to the Tribunal de commerce (commercial court) of Paris.

12.	Electronic Signature

In accordance with articles 1366 and 1367 of the French civil code (Code civil), this Agreement shall be signed electronically via DocuSign. Each of the Parties acknowledges that it has received all the information required for the electronic signature of the Agreement and that it has signed the Agreement electronically in full knowledge of the technology used and its terms and conditions, and consequently waives any claim and/or legal action challenging the reliability of this electronic signature system and/or its intention to enter into the Agreement in this regard. Furthermore, in accordance with the provisions of article 1375 of the French Civil code, the obligation to deliver an original copy to each of the Parties is not necessary as proof of the commitments and obligations of each Party to the Agreement. The delivery of an electronic copy of the Agreement directly by DocuSign to each Party shall constitute sufficient and irrefutable proof of the commitments and obligations of each Party to the Agreement.

/s/ Marc de Garidel Abivax S.A. Mr. Marc de Garidel	/s/ Aris Constantinides Kreos Capital VII (UK) Limited Mr. Aris Constantinides

/s/ David Moscato Claret European Specialty Lending Company III, S.à r.l. Mr. David Moscato	/s/ Riccardo Zorzetto Claret European Specialty Lending Company III, S.à r.l. Mr. Riccardo Zorzetto

/s/ David Moscato Claret European Growth Capital Fund III SCSp Mr. David Moscato	/s/ Riccardo Zorzetto Claret European Growth Capital Fund III SCSp Mr. Riccardo Zorzetto

/s/ Mark Collins Kreos Capital VII Aggregator SCSp Mr. Mark Collins

List of Appendixes

Appendix 5.12A	List of assets licensed to the Company

Appendix 5.12B	List of assets co-owned by the Company

Appendix 5.12A

List of assets licenced to the Company

Exhibit 10.2

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

Appendix 5.12B

List of assets co-owned by the Company

Exhibit 10.2

Certain confidential information contained in this document, marked by [***], has been omitted because it is both (i) not material and (ii) is the type that the registrant treats as private or confidential.

List of Schedules

Schedule 1	Intellectual Property

Schedule 2	Agreed form OCABSA Issue Agreement

Schedule 3	Agreed form Tranche B Amortized Bonds Issue Agreement

Schedule 4	Agreed form Tranche C Amortized Bonds Issue Agreement

Schedule 5	Agreed form Tranche A-B Warrants Issue Agreement

Schedule 6	Agreed form Tranche C Warrants Issue Agreement

Schedule 7	Agreed form Tranche A-B Put Option Agreement

Schedule 8	Agreed form Tranche C Put Option Agreement

Schedule 9	Agreed form Intercreditor Agreement

Schedule 10	Agreed form Security Documents

Schedule 1

Intellectual Property

Schedule 2

Agreed form OCABSA Agreement

Schedule 3

Agreed form Tranche B Amortized Bonds Issue Agreement

Schedule 4

Agreed form Tranche C Amortized Bonds Issue Agreement

Schedule 5

Agreed form Tranche A-B Warrants Issue Agreement

Schedule 6

Agreed form Tranche C Warrants Issue Agreement

Schedule 7

Agreed form Tranche A-B Put Option Agreement

Schedule 8

Agreed form Tranche C Put Option Agreement

Schedule 9

Agreed form Intercreditor Agreement

Schedule 10

Agreed form Security Documents